CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of the American Century Target Maturities Trust of our reports dated November 17, 2017, relating to the financial statements and financial highlights, which appear in the American Century Zero Coupon 2020 Fund’s and the American Century Zero Coupon 2025 Fund’s Annual Report on Form N-CSR for the year ended September 30, 2017. We also consent to the references to us under the headings "Financial Statements", "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers, LLP
Kansas City, Missouri
January 25, 2018